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                                 EXHIBIT 11.1

                              PRI AUTOMATION, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
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

                                                                  THREE MONTHS ENDED
                                                                  ------------------
                                                      MARCH 30, 1997              MARCH 31, 1996
                                                      --------------             ---------------
                                                                  FULLY                        FULLY
TYPE OF SECURITY                                  PRIMARY        DILUTED      PRIMARY         DILUTED
----------------                              ---------------  -----------  -----------  -----------------
 Common stock outstanding, beginning of
  the period................................       7,349,163    7,349,163    7,605,591          7,065,591
 Weighted average common stock issued
  during the period.........................          30,488       30,489       97,397            109,366
 Assumed exercise of common stock warrants..              --           --        5,007              5,007
 Assumed exercise of common share options...         828,554      828,554      537,960            537,960
 Less:  Purchase of common stock under the
  treasury stock method.....................        (360,009)    (359,684)    (153,691)          (153,726)
                                                  ----------   ----------   ----------         ----------
 Weighted average number of common
   common equivalent shares outstanding.....       7,848,196    7,848,522    7,552,264          7,564,198
                                                  ==========   ==========   ==========         ==========
 Net income per common share................      $     0.52   $     0.52        $0.44              $0.44
                                                  ==========   ==========   ==========         ==========
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                                                                   SIX MONTHS ENDED
                                                                  ------------------
                                                      MARCH 30, 1997              MARCH 31, 1996
                                                      --------------             ---------------
                                                                  FULLY                        FULLY
TYPE OF SECURITY                                  PRIMARY        DILUTED      PRIMARY         DILUTED
----------------                              ---------------  -----------  -----------  -----------------
 Common stock outstanding, beginning of
  the period................................       7,285,460    7,285,460    6,998,266          6,998,266
 Weighted average common stock issued
  during the period.........................          59,902       59,902       97,672            122,007
 Assumed exercise of common stock warrants..              --           --       58,754             58,754
 Assumed exercise of common share options...         763,555      767,547      584,835            586,432
 Less:  Purchase of common stock under the
  treasury stock method.....................        (331,672)    (307,654)    (177,948)          (177,288)
                                                  ----------   ----------   ----------         ----------
 Weighted average number of common
   common equivalent shares outstanding.....       7,777,245    7,805,255    7,561,579          7,588,171
                                                  ==========   ==========   ==========         ==========
 Net income per common share................      $     1.02   $     1.02        $0.86              $0.86
                                                  ==========   ==========   ==========         ==========

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